EXHIBIT 99.1

Contact:
Rush Enterprises Inc., San Antonio
Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates
Adam Friedman, 212-981-2529, ext. 18

RUSH ENTERPRISES, INC. COMPLETES ASSET ACQUISITION WITH
AMERICAN TRUCK SOURCE, INC.

SAN ANTONIO – January 4, 2005 – Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), whose operations include the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today announced that it has successfully completed the acquisition of substantially all of the assets American Truck Source, Inc.’s (ATS), a Peterbilt truck dealer, Texas and Tennessee operations for a total purchase price of $131.2 million.  The acquisition provides Rush with rights to sell Peterbilt trucks and parts from five new locations in Dallas, Fort Worth, Abilene and Tyler, Texas, and Nashville, Tennessee.  The acquisition expands the Company’s presence in the southern United States and results in the Company operating 43 dealerships in nine states.

The Company intends to integrate its new operations into the Rush Truck Center system immediately.  Rush had unaudited revenues of $794.0 million and unaudited pre-tax income from continuing operations of $19.9 million, for the first nine months of 2004, while ATS’s Texas and Tennessee operations had unaudited revenues of $247.6 million and unaudited pre-tax income of $7.9 million for the same period.  The transaction was financed through a combination of proceeds from a recent stock offering, expansion of the company’s existing floor plan agreement for truck inventory and the issuance of long-term debt to finance real estate.  In addition, the Company assumed liabilities of approximately $2.8 million.  The Company expects the transaction to be accretive to future earnings.

W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises said, “We are thrilled to announce the largest acquisition in the 39 year history of our Company.  With ATS being one of the largest providers of owner-operator trucks in the United States and estimates from industry analysts, manufacturers and component suppliers for the demand for heavy-duty trucks to continue to increase, this is the most important acquisition in the Company’s history.  The acquisition expands the Rush economic and geographic footprint dramatically.  This enhanced market presence means that customers traveling the southern states will be able to locate a Rush Truck Center all along their route.  Our new Nashville location further expands our southeastern presence and demonstrates our commitment to this region of the country.”  Mr. Rush added, “We look forward to joining forces with a very well-run organization which was awarded American Truck Dealer of the Year in 1996, includes franchises named North American Dealer of the Year in 1999 and 2002 by Peterbilt, and has consistently received Standard of Excellence and Platinum Oval awards from Peterbilt over the years.”

About Rush Enterprises

Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas.  Its current operations include a network of 43 dealerships located in Texas, California, Oklahoma, Colorado, Arizona, New Mexico, Alabama, Florida and Tennessee.  The Company has developed its truck and construction equipment dealerships as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment; purchase insurance products; purchase aftermarket parts and accessories and have service performed by certified technicians.  For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including, without limitation, those concerning industry conditions and expectations regarding the acquisition’s impact on the Company’s future earnings, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to successfully integrate ATS’s operations into our operations, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.